Exhibit 99

                                First Banks, Inc.
                               St. Louis, Missouri


Contact:       Allen H. Blake               Terrance M. McCarthy
               President and                Senior Executive Vice President and
               Chief Executive Officer      Chief Operating Officer
               First Banks, Inc.            First Banks, Inc.
               (314) 592-5000               (314) 592-5000

Traded:        NASDAQ
Symbol:        FBNKN  - (First  Preferred Capital Trust II, an  affiliated trust of First Banks, Inc.)
               FBNKM  - (First Preferred Capital Trust III, an  affiliated trust of First Banks, Inc.)

Traded:        NYSE
Symbol:        FBSPrA - (First Preferred Capital Trust IV,  an  affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

            First Banks, Inc. Announces Second Quarter 2005 Earnings

         St. Louis, Missouri, July 28, 2005. First Banks, Inc. ("First Banks" or the "Company") reported earnings of $26.8 million and $49.0 million for the three and six months ended June 30, 2005, respectively, compared to $26.0 million and $44.3 million for the comparable periods in 2004. The Company's return on average assets for the three and six months ended June 30, 2005 was 1.25% and 1.14% respectively, compared to 1.43% and 1.22% for the comparable periods in 2004. The Company's return on average stockholders' equity was 17.43% and 16.06% for the three and six months ended June 30, 2005, respectively, compared to 18.21% and 15.72% for the comparable periods in 2004.

         Allen H. Blake, President and Chief Executive Officer of First Banks, said, "Our financial performance in the second quarter of 2005 reflects the Company's continued strengthening of asset quality, with a 15% reduction in our nonperforming assets since December 31, 2004 and a $23.8 million reduction in our provision for loan losses for the first six months of 2005 compared to the same period in 2004. Our earnings continue to reflect increased net interest income and noninterest income. These increases were offset by an overall increase in our noninterest expenses, primarily increased salaries and benefits expense and occupancy expenses resulting from a significantly expanded employee base and branch network attributable to our recent acquisitions." Mr. Blake added, "In April 2005, we increased our existing Chicago banking operation with the completion of our acquisition of FBA Bancorp, Inc. and its subsidiary, First Bank of the Americas, and announced plans to further expand our Chicago banking operation with our upcoming acquisition of Northway State Bank, located in the northern Chicago metropolitan area." Mr. Blake further added, "In May 2005, we also announced our upcoming acquisition of International Bank of California, which is headquartered in Los Angeles, California. Both transactions are expected to be completed in 2005."

         Financial results for the three and six months ended June 30, 2005 reflect increased net interest and noninterest income, and a negative provision for loan losses, partially offset by increased noninterest expense and an increased provision for income taxes. Total assets were $8.78 billion at June 30, 2005, compared to $8.73 billion at December 31, 2004. The overall increase in total assets is primarily attributable to an increase in loans, net of unearned discount, of $171.7 million, partially offset by a $38.0 million decrease in cash and cash equivalents and a $65.1 million decrease in investment securities. Total loans, net of unearned discount, increased to $6.31 billion at June 30, 2005, from $6.14 billion at December 31, 2004, as a result of internal growth and the acquisition of FBA Bancorp, Inc. ("FBA"), which provided loans of $54.3 million. Total deposits increased $58.8 million to $7.21 billion at June 30, 2005, from $7.15 billion at December 31, 2004. The increase is primarily attributable to a single source temporary deposit of approximately $216.4 million and the acquisition of FBA, which provided total deposits of $55.7 million, largely offset by an anticipated level of attrition during the first quarter of 2005 primarily associated with the time deposits acquired with the acquisition of CIB Bank in November 2004. The decline in total deposits during the first quarter was funded from available cash and cash equivalents as well as maturities of investment securities.

         Net interest income experienced continued growth, increasing $2.2 million and $5.6 million to $77.8 million and $155.9 million for the three and six months ended June 30, 2005, respectively, from $75.6 million and $150.3 million for the comparable periods in 2004. Average earning assets were $7.95 billion and $7.98 billion for the three and six months ended June 30, 2005, respectively, compared to $6.70 billion and $6.65 billion for the comparable periods in 2004. Net interest margin was 3.94% and 3.96% for the three and six months ended June 30, 2005, respectively, compared to 4.56% for the three and six months ended June 30, 2004. The increase in net interest income is primarily attributable to net interest-earning assets provided by the Company's 2004 and 2005 acquisitions, higher-yielding investment securities, internal loan growth and higher interest rates on loans, partially offset by increased interest expense associated with higher deposit rates and a redistribution of deposit balances toward higher-yielding products, increased levels of other borrowings and increased rates on such borrowings, and the issuance of additional subordinated debentures late in 2004 to partially fund the acquisition of CIB Bank. Net interest income was also adversely affected by a decline in earnings on the Company's interest rate swap agreements that were entered into in conjunction with its interest rate risk management program to mitigate the effects of decreasing interest rates. These derivative financial instruments contributed $297,000 and $3.9 million to net interest income for the three and six months ended June 30, 2005, respectively, compared to $15.4 million and $31.7 million for the comparable periods in 2004. The decreased earnings on the interest rate swap agreements for the six months ended June 30, 2005 resulted in a compression of the Company's net interest margin of approximately 70 basis points and reflect the impact of higher interest rates, the maturities of interest rate swap agreements of $800.0 million during 2004 and $200.0 million in March 2005, as well as the Company's termination of $150.0 million and $101.2 million of interest rate swap agreements in February 2005 and May 2005, respectively. The current interest rate environment, overall economic conditions and the impact of the maturity and termination of certain interest rate swap agreements, as discussed above, continue to exert pressure on the Company's net interest margin.

         Nonperforming assets showed continued improvement during the second quarter of 2005, decreasing to $76.3 million at June 30, 2005, from $81.6 million and $89.8 million at March 31, 2005 and December 31, 2004, respectively. The level of nonperforming loans added by the Company's recent acquisitions has increased the level of nonperforming assets, but has been offset by improving asset quality in the remainder of the loan portfolio. Nonperforming loans associated with the recent acquisition of CIB Bank continue to represent a significant portion of total nonperforming assets. However, these nonperforming loans have decreased to $42.9 million at June 30, 2005, from $43.7 million at March 31, 2005 and $50.5 million at December 31, 2004. Nonperforming loans were 1.18% of loans, net of unearned discount, at June 30, 2005, compared to 1.30% and 1.40% at March 31, 2005 and December 31, 2004, respectively. Additionally, loans past due 90 days or more and still accruing interest decreased to $7.1 million at June 30, 2005, from $8.8 million at March 31, 2005 and $28.7 million at December 31, 2004. The decrease in nonperforming assets and loans past due 90 days or more and still accruing interest during the three and six months ended June 30, 2005 reflect the Company's emphasis on asset quality, the sale of approximately $14.3 million of certain acquired nonperforming loans, a notable reduction in net loan charge-offs, as well as loan payoffs and/or external refinancings of various credits. The Company closely monitors its loan portfolio and considers these factors in its overall assessment of the adequacy of the allowance for loan losses. While the Company continues to make substantial progress in reducing its nonperforming assets, it expects the overall level of such loans to remain at somewhat elevated levels in the near future primarily as a result of the significant level of nonperforming loans associated with the CIB Bank acquisition.

         The allowance for loan losses was $140.2 million at June 30, 2005 and $144.2 million at March 31, 2005, compared to $150.7 million at December 31, 2004. The Company recorded a negative provision for loan losses of $8.0 million for the three and six months ended June 30, 2005, in comparison to a $3.0 million and $15.8 million provision for loan losses recorded for the three and six months ended June 30, 2004, respectively. The negative provision for loan losses recorded in the second quarter of 2005 is attributable to a 13.46% improvement in nonperforming loans from December 31, 2004 to June 30, 2005 resulting from loan payoffs and/or external refinancings as well as a reduction in net loan charge-offs, as previously discussed. The allowance for loan losses as a percentage of nonperforming loans was 188.77% at June 30, 2005, compared to 180.71% at March 31, 2005 and 175.65% at December 31, 2004. The Company recorded net loan recoveries of $3.6 million for the three months ended June 30, 2005 and net loan charge-offs of $3.0 million for the six months ended June 30, 2005, compared to net loan charge-offs of $5.4 million and $10.8 million for three and six months ended June 30, 2004.

         Noninterest income was $25.8 million and $46.9 million for the three and six months ended June 30, 2005, respectively, compared to $20.1 million and $40.7 million for the comparable periods in 2004. The increase in 2005 is primarily attributable to increases in gains on loans sold and held for sale, loan servicing fees, investment management fees, service charges on deposit accounts, customer service fees related to higher deposit balances, and a recovery of loan collection expenses. The increase is also attributable to a decrease in write-downs and net losses on the sale of certain assets related to the commercial leasing portfolio. The overall increase in noninterest income for 2005 was partially offset by a decrease of $1.0 million in gains, net of expenses, resulting from the sale of two Midwest banking offices in February 2004 and April 2004, a decline in rental income associated with reduced commercial leasing activities and an increase in losses on the disposal of fixed assets, primarily associated with the demolition of a drive-thru branch facility in the first quarter of 2005.

         Noninterest expenses were $69.8 million and $133.5 million for the three and six months ended June 30, 2005, respectively, compared to $55.4 million and $108.0 million for the comparable periods in 2004. The Company's efficiency ratio was 67.33% and 65.84% for the three and six months ended June 30, 2005, respectively, compared to 57.89% and 56.57% for the comparable periods in 2004. The increase in noninterest expenses and the efficiency ratio for the six months ended June 30, 2005 was primarily attributable to expenses resulting from our 2004 and 2005 acquisitions, increases in salaries and employee benefits expense, charitable contribution expense, and expenditures and losses, net of gains, on other real estate. The Company continues to closely monitor noninterest expense levels following its recent acquisitions and anticipates the implementation of certain expense reduction measures will result in a future improved efficiency ratio. Salaries and employee benefits expense increased $6.3 million and $11.6 million for the three and six months ended June 30, 2005, respectively, compared to the comparable periods in 2004, primarily due to the impact of recent acquisitions and costs associated with employing and retaining qualified personnel, including increased employee benefit costs. The number of employees on a full-time equivalent basis increased to approximately 2,230 at June 30, 2005 from approximately 1,970 at June 30, 2004. Expenses and losses, net of gains, on other real estate, were $570,000 and $608,000 for the three and six months ended June 30, 2005, respectively, and included an $812,000 expense in May 2005 related to a parcel of other real estate acquired in conjunction with the acquisition of CIB Bank. Gains, net of losses and expenses, on other real estate, were $404,000 and $3.1 million for the three and six months ended June 30, 2004, respectively, and included a $2.7 million gain recorded in February 2004 on the sale of a foreclosed residential and recreational development property. In May 2005, the Company contributed $1.5 million to an urban revitalization development project in exchange for certain state tax credits, resulting in an increase in charitable contribution expense of $1.5 million for the three and six months ended June 30, 2005. The increase in noninterest expenses is also attributable to increased information technology fees, resulting from the Company's system conversions of recent acquisitions and continued expansion and upgrades to technological equipment, networks and communication channels.

         On April 29, 2005, First Banks completed its acquisition of FBA and its wholly owned subsidiary bank, First Bank of the Americas, S.S.B. ("FBOTA"), for approximately $10.5 million in cash. FBA was headquartered in Chicago, Illinois, and through FBOTA, operated three banking offices in the southwestern Chicago metropolitan communities of Back of the Yards, Little Village and Cicero.

         As previously announced, on April 27, 2005, First Banks and Northway State Bank ("NSB"), entered into an Agreement and Plan of Reorganization that provides for First Banks to acquire NSB. NSB is headquartered in Grayslake, Illinois, and operates one banking office in Lake County in the northern Chicago metropolitan area. The transaction is expected to be completed during the fourth quarter of 2005. On May 2, 2005, First Banks and International Bank of California ("IBOC"), entered into an Agreement and Plan of Reorganization that provides for First Banks to acquire IBOC. IBOC, headquartered in Los Angeles, California, operates seven banking offices, including six offices in the Los Angeles area and one office in downtown San Francisco. The transaction is expected to be completed during the third quarter of 2005.

         At June 30, 2005, First Banks had consolidated assets of $8.78 billion and operated 170 branch banking offices in Missouri, Illinois, California and Texas.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.


                                FIRST BANKS, INC.
                                FINANCIAL SUMMARY
                      (in thousands, except per share data)
                                   (unaudited)


                             Selected Operating Data

                                                                Three Months Ended       Six Months Ended
                                                                     June 30,                June 30,
                                                              ----------------------   --------------------
                                                                 2005         2004        2005        2004
                                                                 ----         ----        ----        ----

   Interest income........................................... $ 117,188      96,585     229,416     192,712
   Interest expense..........................................    39,367      20,979      73,516      42,453
                                                              ---------    --------    --------   ---------
       Net interest income...................................    77,821      75,606     155,900     150,259
   Provision for loan losses.................................    (8,000)      3,000      (8,000)     15,750
                                                              ---------    --------    --------   ---------
       Net interest income after provision for loan losses...    85,821      72,606     163,900     134,509
                                                              ---------    --------    --------   ---------
   Noninterest income........................................    25,803      20,104      46,904      40,663
   Noninterest expense.......................................    69,773      55,405     133,528     108,007
                                                              ---------    --------    --------   ---------
       Income before provision for income taxes..............    41,851      37,305      77,276      67,165
   Provision for income taxes................................    15,005      11,302      28,303      22,893
                                                              ---------    --------    --------   ---------
       Net income............................................ $  26,846      26,003      48,973      44,272
                                                              =========    ========    ========   =========

   Basic earnings per common share........................... $1,129.05    1,093.42    2,055.92    1,857.23
                                                              =========    ========    ========   =========

   Diluted earnings per common share......................... $1,110.42    1,074.06    2,025.30    1,827.13
                                                              =========    ========    ========   =========


                             Selected Financial Data

                                                                            June 30,       December 31,
                                                                              2005             2004
                                                                              ----             ----

   Total assets.......................................................... $8,776,376        8,732,841
   Investment securities.................................................  1,748,208        1,813,349
   Loans, net of unearned discount.......................................  6,309,680        6,137,968
   Allowance for loan losses.............................................    140,164          150,707
   Deposits..............................................................  7,210,730        7,151,970
   Other borrowings......................................................    556,291          594,750
   Note payable..........................................................         --           15,000
   Subordinated debentures...............................................    275,213          273,300
   Stockholders' equity..................................................    643,224          600,893
   Nonperforming assets..................................................     76,253           89,830


                            Selected Financial Ratios

                                                              Three Months Ended         Six Months Ended
                                                                   June 30,                  June 30,
                                                              ------------------        ------------------
                                                               2005        2004          2005        2004
                                                               ----        ----          ----        ----

   Return on average assets.................................   1.25%       1.43%         1.14%       1.22%
   Return on average stockholders' equity...................  17.43       18.21         16.06       15.72
   Net interest margin......................................   3.94        4.56          3.96        4.56
   Efficiency ratio.........................................  67.33       57.89         65.84       56.57
